EXHIBIT 99.1

Vonage Holdings Corp. Reports Second Quarter 2009 Results

— Adjusted EBITDA1 Increases to $31 Million —

— Vonage Reports GAAP Net Income of $2 Million or $0.01 per Share —

— Generates Free Cash Flow of $12 Million —

Holmdel, NJ, August 5, 2009 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the second quarter ended June 30, 2009.

Vonage reported record adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $31 million, up from $12 million in the year ago quarter and $21 million sequentially. This is the seventh consecutive quarter of positive and increasing adjusted EBITDA and reflects the Company’s continued focus on cost management and the deliberate reduction in marketing spend as it develops and launches its new marketing campaign and eliminates redundant spending.

Vonage reported positive income from operations of $15 million, up from a loss of $2 million the prior year and income of $5 million sequentially. Revenue of $220 million was down 3% year-over-year, and 2% sequentially.

For the first time ever, the Company generated net income of $1 million2 or $0.01 per share excluding the benefit of a $1 million derivative liability adjustment related to the Company’s convertible notes. This is an improvement from a loss2 of $7 million or $0.04 in the second quarter of 2008. GAAP net income was $2 million or $0.01 per share.

Marc Lefar, Vonage Chief Executive Officer, said, “We generated record level adjusted EBITDA as well as increased free cash flow, underscoring our strong financial performance in the quarter. The cost reduction initiatives introduced over the last twelve months are generating important benefits for our company. We achieved a significant milestone, generating positive net income excluding adjustments for the first time in Company history.”

“While our financial performance was strong, our subscriber base did not grow at expected levels due in part to the challenges of the current economy and the increasing impact of wireless substitution. During the quarter, we launched our new marketing campaign, which we anticipate will drive new customer acquisition over time. Over the coming weeks and months, we will roll out new products and plans that provide significant additional value to customers. These new products will capitalize on growth opportunities in both mobile and international markets while leveraging the technology that delivers Vonage services today.”

Second Quarter 2009 Financial and Operating Highlights

Revenue for the second quarter was $220 million, down from $228 million in the year ago quarter. Average revenue per user (“ARPU”) of $28.88 was down from $29.04 in the year ago quarter and up from $28.86 sequentially. Telephony services ARPU was $28.18, an increase from $27.92 reported a year ago and up from $27.78 sequentially. The sequential increase in telephony services ARPU was driven by an increase in the universal service fund rate (“USF”) and the benefit from the increased rate on our basic plan to $17.99 from $14.99, offset by reduced activation fees and higher bad debt.

The Company continued to deliver reductions in direct cost of telephony services which declined to $51 million, down from $57 million in the prior year and $52 million sequentially. On a per line basis, direct cost of telephony services was $6.76, down from $7.22 in the year ago quarter driven by continued emphasis on call routing and rate improvements, and up slightly from $6.67 sequentially. Excluding the impact from the USF pass through, cost of telephony services (“COTS”) per line fell significantly from $5.10 to $4.87 sequentially.

Direct cost of goods sold fell to $16 million, down from $19 million in the year ago quarter and $21 million sequentially driven by lower gross line additions. Direct margins3 rose to 69% in the second quarter, up from 67% the prior year and 68% sequentially.

SG&A expense declined $7 million to $71 million from the year ago quarter as the Company reduced overhead expenses and effectively managed general and administrative costs and customer care. SG&A increased from $68 million sequentially primarily due to legal reserves and costs associated with the closing of the Company’s Canadian customer care facility.

Pre-marketing operating income (“PMOI”)1 was $94 million, up from $87 million in the year ago quarter and down from $98 million sequentially. On an incremental basis per line, PMOI increased to $18.02, up from $16.43 in the year ago quarter and $17.71 sequentially.

Marketing expense was $52 million, down $14 million from the first quarter 2009 as the Company eliminated redundant spending, offset costs for prior period promotions and transitioned to a new marketing campaign. Cost of acquisition was $363, up from $283 in the second quarter of 2008 and $290 sequentially.

The Company lost 89,000 net subscriber lines, finishing the quarter with 2.5 million lines in service4. Churn rose to 3.2% from 3.0% in the prior year’s quarter and 3.1% sequentially.

Free cash flow in the second quarter was $12 million. Capital and software expenditures for the quarter were $8 million. As of June 30, 2009, cash and cash equivalents were $56 million and restricted cash was $40 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(4)	A reduction of 16,802 lines was made to the 2009 opening line balance as part of a data base review. This adjustment impacted the three months ended March 31, 2009 and six months ended June 30, 2009 per line metrics.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with approximately 2.5 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy and Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Statement of Operations Data:
Operating Revenues:
Telephony services	$214,709	$218,738	$430,352	$435,718
Customer equipment and shipping	5,319	8,786	13,681	16,423

	220,028	227,524	444,033	452,141

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,872, $4,728, $9,629, and $9,429, respectively)	51,480	56,586	103,231	113,084
Direct cost of goods sold	16,179	18,533	36,691	40,605
Selling, general and administrative	71,327	77,931	139,378	157,323
Marketing	52,144	65,300	117,839	126,199
Depreciation and amortization	13,848	11,114	26,744	21,323

	204,978	229,464	423,883	458,534

Income (loss) from operations	15,050	(1,940)	20,150	(6,393)

Other income (expense):
Interest income	60	1,021	170	2,421
Interest expense	(13,679)	(5,535)	(27,221)	(11,106)
Change in fair value of embedded derivative	1,150	—	14,120	—
Other, net	5	52	806	(112)

	(12,464)	(4,462)	(12,125)	(8,797)

Income (loss) before income tax expense	2,586	(6,402)	8,025	(15,190)

Income tax expense	(301)	(480)	(469)	(653)

Net income (loss)	$2,285	$(6,882)	$7,556	$(15,843)

Net income (loss) per common share:
Basic	$0.01	$(0.04)	$0.05	$(0.10)

Diluted	$0.01	$(0.04)	$0.05	$(0.10)

Weighted-average common shares outstanding:
Basic	156,928	156,103	156,824	156,068

Diluted	156,928	156,103	218,893	156,068

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$19,060	$13,572	$25,624	$24,094
Net cash provided by (used in) investing activities	(7,530)	5,758	(14,481)	30,779
Net cash provided by (used in) financing activities	(1,132)	(187)	(2,001)	(388)
Capital expenditures, intangible asset purchases and development of software assets	(7,530)	(11,482)	(14,044)	(22,357)

			June 30,	December 31,
			2009	2008
			(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents			$56,000	$46,134
Restricted cash			40,133	39,585
Property and equipment, net of accumulated depreciation			87,086	98,292
Total assets			333,556	336,905
Total debt, net of discount			203,085	194,050
Derivative embedded within convertible note, at fair value			18,600	—
Capital lease obligations			21,606	22,199
Total liabilities			442,043	427,647
Total stockholders’ equity (deficit)			(108,487)	(90,742)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,	March 31,		June 30,	June 30,
	2009	2009		2008	2009		2008
Gross subscriber line additions	143,645	226,610		230,832	370,255		512,161
Net subscriber line additions	(88,643)	(6,493)		2,080	(95,136)		32,213
Subscriber lines (at period end)	2,495,218	2,583,861	(4)	2,612,440	2,495,218	(4)	2,612,440
Average monthly customer churn	3.2%	3.1%		3.0%	3.2%		3.2%
Average monthly revenue per line	$28.88	$28.86	(4)	$29.04	$29.10	(4)	$29.02
Average monthly telephony services revenue per line	$28.18	$27.78	(4)	$27.92	$28.21	(4)	$27.97
Average monthly direct cost of telephony services per line	$6.76	$6.67	(4)	$7.22	$6.77	(4)	$7.26
Marketing costs per gross subscriber line addition	$363	$290		$283	$318		$246
Employees (excluding temporary help) (at period end)	1,260	1,413		1,662	1,260		1,662
Direct margin as a % of total revenue	69.2%	67.7%		67.0%	68.5%		66.0%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
Income (loss) from operations	$15,050	$5,100	$(1,940)	$20,150	$(6,393)
Depreciation and amortization	13,848	12,896	11,114	26,744	21,323
Share-based expense	2,227	2,608	3,150	4,835	5,036

Adjusted EBITDA	31,125	20,604	12,324	51,729	19,966
Marketing	52,144	65,695	65,300	117,839	126,199
Customer equipment and shipping	(5,319)	(8,362)	(8,786)	(13,681)	(16,423)
Direct cost of goods sold	16,179	20,512	18,533	36,691	40,605

Pre-marketing operating income	$94,129	$98,449	$87,371	$192,578	$170,347

As a % of telephony services revenue	43.8%	45.7%	39.9%	44.7%	39.1%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net income (loss)	$2,285	$5,271	$(6,882)	$7,556	$(15,843)
Change in fair value of embedded derivative	(1,150)	(12,970)	—	(14,120)	—

Net income (loss) excluding adjustments	$1,135	$(7,699)	$(6,882)	$(6,564)	$(15,843)

Net income (loss) per common share:
Basic	$0.01	$0.03	$(0.04)	$0.05	$(0.10)

Diluted	$0.01	$0.03	$(0.04)	$0.05	$(0.10)

Weighted-average common shares outstanding:
Basic	156,928	156,718	156,103	156,824	156,068

Diluted	156,928	218,787	156,103	218,893	156,068

Net income (loss) per common share, excluding adjustments:
Basic	$0.01	$(0.05)	$(0.04)	$(0.04)	$(0.10)

Diluted	$0.01	$(0.05)	$(0.04)	$(0.04)	$(0.10)

Weighted-average common shares outstanding:
Basic	156,928	156,718	156,103	156,824	156,068

Diluted	156,928	156,718	156,103	156,824	156,068

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), pre-marketing operating income and net income (loss) excluding adjustments.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in attempting to grow that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted EBITDA and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have also excluded the change in fair value of embedded derivative in connection with our convertible notes from our net income for the three and six months ended June 30, 2009. The Company believes that excluding this item will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA (which we previously referred to as adjusted income (loss) from operations) as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding the change in fair value of embedded derivative.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, August 5, 2009 at 10:00 AM Eastern Time. To participate, please dial (877) 397-0250 approximately ten minutes prior to the call. International callers should dial (719) 325-4860. A replay will be available approximately two hours after the conclusion of the call until midnight August 19, 2009, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 9894862.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future growth opportunities and marketing strategy. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: restrictions in the Company’s debt agreements that may limit its operating flexibility; any failure to meet New York Stock Exchange listing requirements; the competition the Company faces; worsening economic conditions; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; differences between the Company’s service and traditional phone services, including its 911 service; the Company’s dependence on third party facilities, equipment and services; system disruptions or flaws in the Company’s technology; the Company’s dependence on its customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.